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                                                                 EXHIBIT 99 (B)




              Union Planters Corporation Press Release Announcing
                    First Mutual Bancorp to Affiliate with
                                Union Planters
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FOR IMMEDIATE RELEASE:

First Mutual Bancorp To Affiliate With Union Planters

Memphis, TN (NYSE:UPC) -- July 2, 1998-- Union Planters Corporation and First Mutual Bancorp, Inc., headquartered in Decatur, Illinois, jointly announced today that they have signed a definitive agreement for the acquisition of First Mutual by Union Planters. The announcement was made by Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer of Union Planters Corporation, C. R. Chastain, Chairman of the Board and Paul K. Reynolds, President and Chief Executive Officer of First Mutual.

Under the agreement, in a tax-free exchange, shareholders of First Mutual would receive $18.50, in UPC common stock, for each First Mutual common share. The transaction would be valued at approximately $65.3 million based on Union Planters' July 2 closing common stock price of $59 7/16. The acquisition is expected to be accounted for as a purchase transaction and is scheduled to be closed prior to year-end.

In connection with the agreement, First Mutual has granted Union Planters an option to purchase 19.9% of its common stock in certain circumstances. The transaction is subject to shareholder and regulatory approval and other customary terms and conditions.

In making the announcement, Paul Reynolds stated, "We look forward to the added conveniences that we will be able to provide our customers as a part of the Union Planters family of banks. Union Planters has been successful because of their long-standing commitment to community banking." Chastain added, "We agree with that philosophy and look forward to having the benefits of additional products, services and locations that Union Planters will bring us while keeping decisions as close to the customer as possible."

Ben Rawlins stated, " Union Planters has a long history of community banking. We realize that decisions are best made when they are at the local level. We look forward to working with the First Mutual team in providing better financial solutions for their customers while keeping that home town touch. In addition, our recent affiliation with Magna Bank will give First Mutual customers access to an increased number of banking locations in Illinois."
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First Mutual Bancorp, Inc., is a bank holding company, with approximately $391 million in total assets. First Mutual conducts a complete range of banking activities through 14 banking offices in Illinois.

Founded in 1869, Union Planters, headquartered in Memphis, Tennessee, is one of the 30 largest banking organizations in the country, with total assets of approximately $27.5 billion. Union Planters serves its customers with banking offices in Tennessee, Alabama, Arkansas, Florida, Illinois, Iowa, Kentucky, Louisiana, Mississippi and Missouri. The Small Business Administration recently named Union Planters as one of the nation's five most small business friendly lenders.

                                     (end)

For more information:

(First Mutual)
Paul Reynolds
President & CEO
First Mutual Bank, S.B.
135 East Main Street
Decatur, IL 62523
(P) 217.429.2306

(Financial)
Jack W. Parker
Executive Vice President & CFO
Union Planters Corporation
7130 Goodlett Farms Parkway
Cordova, TN 38018
(P) 901.580.6781

(Media)
Bill Andrews
Senior Vice President
Union Planters Corporation
7130 Goodlett Farms Parkway
Cordova, TN 38018
(P) 901.580.2892
(F) 901.580.2396